STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 12/18/2002
020781088 – 2419873

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATJON

OF

KIRLIN HOLDING CORP.

Pursu1mt to Section 242 of the

General Corporation Law of Delaware

The undersigned Chairman of Kirlin Holding Corp. ("Corporation") DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Kirlin Holding Corp.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph under paragraph 4 in its entirety and by substituting the following first paragraph in lieu thereof:

"The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is eight million (8,000,000) shares, of which seven million (7,000,000) shares shall be designated as the common stock par value $.01 per share, and one million (1,000,000) shares of which shall be designated as the preferred stock, par value $.01 per Share, of the Corporation.''

This amendment shall become effective at 11:59 p.m. on January 6, 2003. Upon this amendment becoming effective, each eight (8) shares of the Corporations s common stock issued and outstanding shall he changed, without any further action, into one (I) fully paid and non assessable share of the Corporation's common stock, No fractional shares will be issued as a result of this change In the Corporations issued and outstanding common stock, but, instead any fractional share held by a holder of issued and outstanding common stock as a result of this change shall be rolled up to the nearest whole number of shares. There are no shares of preferred stock outstanding.

THIRD: The fore going Amendment to the Certificate of incorporation was duly approved by the Corporation's Board of Directors In accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders,

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 8th day of December, 2002.

Chairman and Chief Executive Officer